Exhibit 10.02

Under Armour, Inc. Executive Severance Program

(Effective as of November 3, 2022)

1.ESTABLISHMENT AND PURPOSE

Under Armour, Inc. (the “Company”) hereby adopts the Under Armour, Inc. Executive Severance Program, effective November 3, 2022 (the “Plan”). The Plan is intended to benefit eligible employees of the Company and its participating affiliates listed in Exhibit A (collectively referred to as the “Employer”). The Plan is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”) for the benefit of a select group of management or highly compensated employees (as defined under Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA); a severance pay plan within the meaning of United States Department of Labor Regulation Section 2510.3-2(b); and an involuntary separation pay plan under Treasury Regulation Section 1.409A-1(b)(9).

The purpose of the Plan is to provide an eligible employee with severance pay and benefits in the event his or her employment with an Employer is involuntarily terminated under circumstances entitling the employee to severance pay and benefits. This document serves as both the plan document and the summary plan description under ERISA.

2.    ELIGIBLE EMPLOYEES

Only an eligible employee shall participate in the Plan. You are an “eligible employee” if you:

(a)    are a full-time employee of the Employer who works and resides in the United States and, as of your Separation Date, are (i) actively at work, (ii) on short-term disability leave, (iii) on an authorized paid leave, or (iv) on leave under the Family and Medical Leave Act;

(b)    are classified at the Senior Vice President level and above—excluding Kevin Plank;

(c)    are involuntarily terminated without Cause (defined below) (including, but not limited to, an involuntary termination in connection with a job elimination; permanent shutdown of a store, division, department or work location; permanent reduction of the Employer’s workforce; or performance-related reasons including suitability for the position);

(d)    are notified in writing by the Plan Administrator that you are eligible to participate in the Plan;

(e)    are not a party to an employment or similar agreement or offer letter with the Employer that provides for severance or separation benefits, except as otherwise determined by the Plan Administrator;

(f)    perform all transition and other matters required of you by the Employer prior to the Separation Date (as defined below); and

(g)    return (and do not thereafter revoke, as applicable) a signed and dated original Separation Agreement and General Release (the “Release”) within the time period set forth in the Release (as described more fully in Section 4 below).

For purposes of the Plan, “Cause” means the occurrence of any of the following: (i) your material misconduct or neglect in the performance of your duties; (ii) your commission of any felony; offense punishable by imprisonment in a state or federal penitentiary; any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct; or any crime of sufficient import to potentially discredit or adversely affect the Employer’s ability to conduct its business in the normal course; (iii) your material breach of the Employer’s written Code of Conduct, as in effect from time to time; (iv) your commission of any act that results in severe harm to the Employer excluding any act taken by you in good faith that you reasonably believed was in the best interests of the Employer; or (v) your material breach of an Employee Confidentiality, Non-Competition and Non-Solicitation Agreement or any other agreement by and between you and any member of the Employer Group addressing confidentiality of Employer information, non-competition with the Employer and/or non-solicitation of the Employer Group’s employees.

In order to be eligible for severance pay and benefits under the Plan, you must terminate your employment on the date determined in the sole discretion of the Company (the “Separation Date”). The Company will communicate to you the Separation Date. To the extent you are on a protected leave of absence under federal or state law at the time you are notified of your involuntary termination by the Employer, your Separation Date will not take place until you return from protected leave. The Company reserves the right, in its sole discretion, to accelerate or delay the Separation Date, notwithstanding the fact that the Company may have previously communicated to you an earlier or later Separation Date.

3.    CONDITIONAL AND INELIGIBILITY

Even if you meet the criteria above, some circumstances would make you ineligible for severance pay and benefits under the Plan. You are ineligible for severance pay and benefits under the Plan if, as determined in the sole discretion of the Plan Administrator:

(a)    you cease to be an eligible employee, as defined above, before the date the Employer designates as your Separation Date;

(b)    you fail to remain employed through your Separation Date (e.g., you die, retire, quit, resign or otherwise abandon your job on or before your Separation Date), unless the Employer approves such earlier termination of employment;

(c)    the Employer terminates you for any reason other than a termination in connection with the Plan;

(d)    you are receiving long-term disability benefits;

(e)    you are offered a comparable position with the Employer or one of its subsidiaries or affiliates (the “Employer Group”) on or before your Separation Date, regardless of whether you accept the position;

(f)    in the case of a sale of all or a portion of the Employer, you are offered a comparable position by the purchaser (or an affiliate) of the business sold by the Employer, regardless of whether you accept the position;

(g)    in the case of the loss or termination of a contract with a client, you are offered a position of comparable responsibility and pay by the contract successor;

(h)    you are a party to an employment or similar agreement or offer letter with the Employer that provides for severance or separation benefits, except as otherwise determined by the Plan Administrator;

(i)    you fail to satisfy any transition assistance requests of the Employer to the Employer’s satisfaction, such as locating files, preparing accounting records and/or repaying amounts you owe any vendor or contractor of the Employer; or

(j)    the Plan is terminated.

A position shall be considered “comparable” for purposes of this Plan based on criteria established by the Plan Administrator, in its sole discretion. If you are offered a non-comparable position with the Employer Group on or before your Separation Date, you must decide whether to accept such offer within seven (7) business days after the date you receive the offer letter. Otherwise, you will be deemed to have declined such offer and you will be eligible for severance pay and benefits described below; provided you otherwise meet the requirements of the Plan.

4.    SEPARATION AGREEMENT AND GENERAL RELEASE

In order to be eligible to receive the severance pay and benefits described below, you must sign, submit and not later revoke, as applicable, a Release to the Plan Administrator no earlier than your Separation Date. The Release will be provided and must be signed by you in a manner acceptable to the Company, including via Adobe Sign or other electronic signature software acceptable to the Company, in its sole and absolute discretion. You will have an established minimum period of time in which to consider the Release which will be set forth in the Release.

If you are age 40 or older, you may revoke the Release you submitted to the Plan Administrator within seven (7) calendar days of the date you signed the Release. Any such revocation must be in writing and sent by overnight mail or other courier delivery service so that it is by mail to the Plan Administrator, c/o Vice President, Deputy General Counsel, Litigation and Insurance, Under Armour, Inc., 1020 Hull Street, Baltimore, MD 21230. Any revocation received or postmarked after the seven (7) calendar day period will not be effective.

If you (i) do not sign the Release within the time period set forth in the Release; or (ii) as applicable, timely revoke your Release, you will still be terminated as of your Separation Date and will not be eligible to receive any severance pay and benefits.

You are advised to contact your personal attorney and/or tax professional, at your own expense, to review the Release.

5.    AMOUNT OF SEVERANCE PAY

As consideration for signing the Release, the Employer will pay you severance pay as follows:

(a)    if you are the Chief Executive Officer, an amount equal to two times your annualized base salary as of the date you are notified that you are eligible under the Plan;

(b)    if you are an Executive Vice President or above (other than the Chief Executive Officer), an amount equal to 1.5 times your annualized base salary as of the date you are notified that you are eligible under the Plan; or

(c)    if you are a Senior Vice President, an amount equal to your annualized base salary as of the date you are notified that you are eligible under the Plan.

6.    SEVERANCE BENEFITS

As additional consideration for the Release, the Employer will provide the following severance benefits:

(a)    Prorated Bonus

You are eligible for a prorated bonus if you are employed through at least the first six months of the Employer’s fiscal year when you are notified that you are eligible under the Plan. The amount of the bonus is calculated based on actual performance for the full fiscal year, including a proportionate reduction if the bonus is not fully funded for the fiscal year, with an imputed evaluation score of “Meeting UA’s Expectations.” Your payment will then prorated by a fraction the numerator of which is the number of days you are employed during the fiscal year, and the denominator of which is the number of days in the fiscal year. The prorated bonus, if earned, is paid as and when corporate bonuses are paid to actively employed executives, but in all events during the calendar year that includes the end of the fiscal year for which the prorated bonus is earned. Notwithstanding the foregoing, the prorated bonus, if any, shall be subject to clawback by Employer to the extent required by applicable law or the policies of the Employer (including Section 37) as in effect from time to time.

(b)    Continuation of Health Care Coverage

Under federal law (referred to as “COBRA”), if you are a participant in the Company’s medical, dental and vision plans (collectively, the “health care plans”) on your Separation Date, you (and your eligible dependents) are entitled to elect continuation coverage under these programs.

Under COBRA, you are required to pay the full cost for such coverage, plus a two-percent (2%) administrative fee (“COBRA Premium”). However, if you and/or your eligible dependents timely elect to receive COBRA continuation coverage under the health care plans, the Employer will pay the COBRA Premium for the coverage level in effect as of your Separation Date. The Employer’s payment of your COBRA Premium will take effect as of the first day of the month following your Separation Date (i.e., when your active employee health care coverage ends and your COBRA continuation coverage begins, if elected) and will cease on the following date (the “Severance Period”):

(i)    if you are the Chief Executive Officer, on the last day of the 24th month thereafter;

(ii)    if you are an Executive Vice President or above (excluding the Chief Executive Officer), on the last day of the 18th month thereafter; or

(iii)    if you are a Senior Vice President, on the last day of the 12th month thereafter.

During the Severance Period, you will not be required to pay any share of the applicable COBRA Premium to receive COBRA continuation coverage under the health care plans. After the Severance Period, you will be required to pay the full applicable COBRA Premium for health care coverage to continue such coverage for the remainder of the COBRA period. Notwithstanding the foregoing, solely with respect to Chief Executive Officer, in the event Chief Executive Officer has completely exhausted coverage for his or her Severance Period, then Chief Executive Officer will receive a payment equal to one month’s COBRA Premium beginning in the first month immediately following the end of such Severance Period and which shall continue to be paid each month thereafter until the earlier of (x) the end of the six (6) month period following the end of the Severance Period and (y) the date that the Chief Executive Officer and/or his or her dependents become eligible for health care coverage under another group health plan at any time between the Chief Executive Officer’s Separation Date and the end of the Severance Period or are otherwise ineligible for COBRA.

If you and/or your eligible dependents become eligible for health care coverage under another group health plan at any time between your Separation Date and the end of the Severance Period or are otherwise ineligible for COBRA, you shall promptly notify the Employer’s Benefits Department via electronic mail to Benefits@underarmour.com, and the Employer shall no longer be obligated to pay the COBRA Premium on behalf of you and/or your eligible dependents. For the avoidance of doubt, in such a case, you (or your dependents) shall be permitted to continue the then remaining COBRA period (if any) at your sole cost and expense. All of the terms and conditions of the corresponding health care plans sponsored by the Company, as amended from time to time, will apply to you (and your eligible dependents) while receiving COBRA continuation coverage. All periods of Employer-paid COBRA coverage are counted toward the maximum continuation coverage period under COBRA.

If Employer cannot offer you COBRA continuation coverage under the terms of the applicable benefit plans for all or part of the Severance Period, Employer shall provide insurance by purchasing a commercially reasonable individual policy that provides benefits that are reasonably comparable to the benefits provided by Employer on the day before the end of COBRA continuation coverage. If purchasing commercially reasonable health insurance is prohibited by law or subject to unfavorable tax treatment, then you shall purchase the policy, and Employer shall reimburse you if reimbursement is permitted or more favorable tax treatment.

(c)    Career Transition Support Services

The Employer will provide career transition support services by paying you a lump-sum payment that is added to your severance pay and paid according to Section 7.

(d)    No Substitute Payments

Except as set forth above, you may not receive cash or any other benefit in lieu of the available severance benefits described above.

7.    PAYMENT OF SEVERANCE PAY

Severance pay will be paid in a single lump sum payment as soon as practicable following your Separation Date, but only, as applicable, after the seven (7)-day revocation period for the signed Release has passed. The Employer reserves the right, however, in its sole discretion, to pay severance pay in equal installments in accordance with the Employer’s payroll practices.

In the event you have received your severance pay and you are reemployed by the Employer Group during a period of time in which you would have been receiving severance pay if paid to you in weekly installments, you will be required to repay the Employer that portion of the lump sum payment attributable to the period of time from the date your reemployment begins to the date you would have received the last installment of severance pay.

8.    TAX LIABILITY AND WITHHOLDING

You acknowledge and agree that you are solely and entirely responsible for the payment and discharge of all federal, state, and local taxes, if any, that may at any time be found to be due upon or as a result of any amount that is paid to you by the Employer under this Plan and you agree to indemnify and hold the Employer harmless should the Internal Revenue Service determine taxes are due as a result of any failure by you to pay taxes due, the exception being the Employer’s share for FICA and any other employer tax. All legally required taxes, deductions, withholding and any sums owing to the Employer shall be deducted from Plan payments and by participating in the Plan you hereby direct the Employer to do so.

9.    RIGHT TO AMEND COVERAGE

The Company may, at any time and in any manner, amend its benefit plans, programs, policies and arrangements. While the Company presently intends to continue these coverages, it reserves the right to change, suspend or cancel all or part of these coverages at any time for any person including those in active service, disabled or retired, and to change such persons’ contributions.

10.    PAY AND OTHER BENEFITS

All pay and other benefits payable to you upon separation from employment will be provided, as applicable, in accordance with the terms and conditions of those established policies, plans and procedures. In addition, any benefit continuation or conversion rights which you have as of your Separation Date will be made available to you pursuant to the terms and conditions of those established policies, plans and procedures.

11.    EQUITY AWARDS

Any equity awards previously granted to you will be governed solely by the applicable plan or the applicable award agreement.

12.    INCLUDED INFORMATION

In certain situations, the Older Workers Benefit Protection Act entitles you to certain information about the involuntary termination program. If the law entitles you to this information, you will find attached to the Release an Exhibit containing a description of (i) any class, unit or group of individuals covered by the program, any eligibility factors for such program, and any time limits applicable to the program; (ii) the job titles and ages of individuals selected for termination and the offer of severance benefits; and (ii) the job titles and ages of individuals in the same job classification or organizational unit who are not selected for termination and the offer of severance benefits.

13.    PLAN ADMINISTRATION

The Human Capital and Compensation Committee of the Company (the “Human Capital and Compensation Committee”) will serve as the “Plan Administrator” of the Plan and the “named fiduciary” within the meaning of such terms as defined in ERISA. The Human Capital and Compensation Committee will serve as Plan Administrator for all matters concerning participants who are “executive officers” (as defined under United States Securities and Exchange Commission Regulation Section 240.3b-7), including the determination of whether a participant is an executive officer. The Human Capital and Compensation Committee hereby delegates to the Chief People and Administrative Officer of the Company (or her designee), the authority to administer the Plan for all matters concerning participants who are not executive officers, and to the extent that she duly exercises that authority, she (or her designee) will serve as “Plan Administrator.” The Plan Administrator has the discretionary authority to determine eligibility for the Plan and to construe the terms of the Plan, including the making of factual determinations. The decisions of the Plan Administrator are final and conclusive with respect to all questions concerning the administration of the Plan. The Plan Administrator may delegate, to other persons, responsibilities for performing certain duties of the Plan Administrator under the terms of the Plan and may seek such expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan; except that determinations concerning participants who are executive officers are reserved to the Human Capital and Compensation Committee. The Plan Administrator will be entitled to rely upon the information and advice furnished by such delegates and experts, unless actually knowing such information and advice to be inaccurate or unlawful.

14.    PROCEDURE FOR MAKING AND APPEALING CLAIMS FOR PLAN BENEFITS

If you believe that you are entitled to Plan benefits or you believe you are entitled to an additional benefit under the Plan, you may file a claim for benefits with the Plan Administrator. The Plan Administrator will either accept or deny the claim and will notify the claimant of its decision. If the claimant does not provide all the necessary information for the Plan Administrator to process your claim, the Plan Administrator may request additional information and set deadlines for the claimant to provide that information. Within ninety (90) days after receiving a claim, the Plan Administrator will:

(a)    either accept or deny the claim completely or partially; and

(b)    notify the claimant of acceptance or denial of his or her claim.

If the claim is completely or partially denied, the Plan Administrator will furnish a written notice to the claimant containing the following information:

(a)    specific reasons for the denial;

(b)    specific reference to the Plan provisions on which any denial is based;

(c)    a description of any additional material or information that must be provided by the claimant in order to support the claim;

(d)    an explanation of the Plan’s appeal procedures and time limits applicable to such procedures; and

(e)    a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial of his or her appeal.

A claimant may appeal the denial of his or her claim and have the Plan Administrator reconsider the decision. The claimant or the claimant’s authorized representative has the right to:

(a)    request an appeal by written request to the Plan Administrator no later than sixty (60) days after receipt of notice from the Plan Administrator denying his or her claim;

(b)    upon request and free or charge, review or receive pertinent Plan documents, records or other information relevant to the claimant’s claim; and

(c)    submit issues and comments regarding the claim in writing to the Plan Administrator.

In deciding the claimant’s appeal, the Plan Administrator will take into account all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial review of the claim. If the claimant does not provide all the necessary information for the Plan Administrator to process the appeal, the Plan Administrator may request additional information and set deadlines for the claimant to provide that information.

The Plan Administrator will make a decision within sixty (60) days after receiving a written request for an appeal. The claimant will be advised of the Plan Administrator’s decision on the appeal in writing. The notice will set forth (i) the specific reasons for the decision and references to the Plan provisions upon which the decision on the appeal is based; (ii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to his or her claim; and (iii) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial of his or her appeal for benefits.

In no event will a claimant or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted. In no event may a claimant challenge the Plan Administrator’s decision upon appeal in any court or governmental proceeding after one-hundred eighty (180) days from the date of the Plan Administrator’s decision.

15.    NO ASSIGNMENT OF PLAN BENEFITS

Under no circumstances may the severance pay and benefits provided under the Plan be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien or charge, and any attempt to cause any such pay or benefits to be so subjected will not be recognized, except to such extent as may be required by law.

16.    AMENDMENT AND TERMINATION OF THE PLAN

The Plan may be amended in any respect or terminated in its entirety at any time, retroactively or otherwise. The Human Capital and Compensation Committee has the authority to amend, modify or terminate the severance pay and benefits provided under the Plan to “executive officers” (as defined under United States Securities and Exchange Commission Regulation Section 240.3b-7) at any time and for any reason. For participants who are not executive officers, the Chief Financial Officer of the Company has the authority to amend, modify or terminate the severance pay and benefits provided under the Plan. The Chief People and Administrative Officer may also amend the Plan if the amendment is of an administrative, ministerial or technical nature or necessary to comply with applicable law.

17.    MISTAKE OF FACT/OVERPAYMENT

You will be required to return to the Employer any Plan severance payments or benefits, or portion thereof, made by a mistake of fact or law.

18.    INFORMATION TO BE FURNISHED

You must furnish to the Plan Administrator such documents, data or other information as the Plan Administrator considers necessary or desirable for the purpose of administering the Plan. The provisions of the Plan are on the condition that you will furnish full, true and complete documents, data or other information, and will promptly sign any document reasonably related to the administration of the Plan, as requested by the Plan Administrator.

19.    REPRESENTATIONS CONTRARY TO THE PLAN

No employee, officer, director or agent of an Employer has the authority to alter, vary or modify the terms of the Plan, except by means of an authorized written amendment to the Plan as set forth in Section16 above. No verbal or written representations contrary to the terms of the Plan and its written amendments will be binding upon any person or entity.

20.    NO EMPLOYEE RIGHTS

The Plan will not confer employment rights upon any person. No person will be entitled, by virtue of the Plan, to remain in the employ of an Employer and nothing in the Plan will restrict the right of an Employer to terminate the employment of any eligible employee.

21.    NO ADVERSE ACTION

Unless required to do so by court order or subpoena, in order to receive the severance pay and benefits offered under this Plan, you agree and acknowledge that you will not (i) voluntarily make statements, take action, or give testimony adverse or detrimental to the interests of the Employer; or (ii) aid or assist in any manner the efforts of any third party to sue or prosecute a claim against the Employer. Should you ever be required to give testimony concerning any matter related to your employment with the Employer, you must provide notice of such compulsory process to Vice President, Deputy General Counsel, Litigation and Insurance, Under Armour, Inc., 1020 Hull Street, Baltimore, MD 21230 within two (2) business days of its receipt so that the Employer may take appropriate measures to defend its interests.

Notwithstanding the foregoing, no provision in this Plan prevents you from filing a charge with, cooperating with, or providing information to any federal or state administrative or enforcement agency, including without limitation the United States Equal Employment Opportunity Commission (the “EEOC”) or any other government agency, and no provision in this Plan or in any other agreement between the Employer and you prohibits or restricts you (or your attorney) from responding to any inquiry by the Securities and Exchange Commission (“SEC”), the Department of Justice (“DOJ”), the Financial Industry Regulatory Authority (“FINRA”), any other self-regulatory organization or any governmental entity or law enforcement branch, agency, or entity (a “Governmental Entity”). Additionally, nothing herein or in any other agreement between the Employer and you is intended to impair your right to communicate, cooperate, or file a complaint with any Governmental Entity with respect to possible violations of any federal, state, or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Further, nothing herein is intended to impair your right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program. However, you understand and agree that, except where such rights may not be waived under applicable law, you are giving up all rights to receive and you shall not accept nor be entitled to receive, any money or other individual relief recovered by the EEOC on your behalf as a result of any charge with respect to any matter covered by this Plan, or in connection with any judgment, award, settlement, or other payment or other relief resulting from or related to any claim covered by this Plan.

22.    NON-DISPARAGEMENT

You agree that you will not disparage any of the Employer and its past, present and future parents, divisions, subsidiaries, and affiliates, predecessors, successors and assigns, and its and their past, present, and future officers, directors, members, partners, attorneys, employee benefit plans, employees, independent contractors, agents, clients, and representatives; and that you will not make or publish any communication that reflects adversely upon any of them.

23.    CONFIDENTIALITY

(a)    During your employment with an Employer, you may have had access to trade secrets, information regarding the Employer’s operations, product lines, costs, operational processes, strategic planning, financial data, marketing plans, sales forecasts, customers, suppliers, personnel and other confidential and proprietary information (hereinafter “Confidential Information”) with regard to the Employer’s business. Recognizing that the disclosure or improper use of such Confidential Information will cause serious and irreparable injury to the Employer, as an eligible employee with such access you acknowledge that you will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for your own benefit or the benefit of others.

(b)    Notwithstanding paragraph (a) immediately above, if you have signed and are currently party to a confidentiality agreement or any other agreement by and between you and the Employer addressing confidentiality of Employer information (“Confidentiality Agreement”), you will be subject to the obligations in such Confidentiality Agreement in lieu of the obligations described in paragraph (a) immediately above and you agree to remain bound by such Confidentiality Agreement. If applicable, a copy of your Confidentiality Agreement is attached hereto and incorporated herein by this reference.

(c)    Notwithstanding paragraphs (a) and (b) immediately above, under the federal Defend Trade Secrets Act, you shall not be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

24.    NON-COMPETITION AND NON-SOLICITATION

If you have signed and are currently party to a non-competition and non-solicitation agreement or any other agreement by and between you and the Employer addressing non-competition with the Employer and non-solicitation of the Employer’s employees (“Non-Competition Agreement”), you agree to remain bound by such agreement. If applicable, a copy of your Non-Competition Agreement is attached hereto and incorporated herein by this reference.

25.    LIMITATIONS RELATING TO DISCLOSURES

The provisions of this Plan relating to confidentiality and non-disparagement are not applicable to truthful testimony required by subpoena or other legal process compelling disclosure. In addition, nothing in this provision is intended to prevent the truthful disclosure of information where such disclosure is protected by applicable federal, state or local law. For employees who work in California, nothing in this Plan prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

26.    PLAN FUNDING

No employee will acquire by reason of the Plan any right in or title to any assets, funds or property of an Employer. All severance pay or benefits which become payable under the Plan are unfunded obligations of an Employer and will be paid from the general assets of the Employer. No employee, officer, director or agent of an Employer guarantees in any manner the payment of severance pay or benefits from the Plan.

27.    APPLICABLE LAW

The Plan will be governed by and construed in accordance with applicable federal laws and, to the extent not inconsistent with or preempted by such federal laws, the laws of the State of Maryland, determined without regard to the choice of law rules of any jurisdiction.

28.    SEVERABILITY

If any provision of the Plan is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan will continue in full force and effect.

29.    PLAN YEAR

The plan year is the Employer’s fiscal year.

30.    RETURN OF EMPLOYER PROPERTY

You must return all Employer property (e.g., corporate credit cards, keys and access cards, identification cards, documents and records, laptop computers and related accessories, cell phones, smart phones, or other personal devices provided by the Employer, business equipment, home office equipment and confidential information) no later than your Separation Date to be eligible to receive severance pay or benefits under the Plan. The Employer will have no obligation to provide severance pay or benefits to you unless the Plan Administrator is satisfied that you have returned to the Employer all Employer property you possess or control. Your access to the Employer’s property and facilities will end immediately upon your Separation Date.

31.    COOPERATION WITH THE EMPLOYER

As requested by the Employer, you agree to fully cooperate with the Employer and to provide information and/or testimony regarding any current or future litigation arising from actions or events occurring during your employment with the Employer.

32.    EXPENSES

You must submit all expenses, including receipts and other supporting documents, payable under the Company’s Global Travel and Entertainment Policy no later than thirty (30) days following your Separation Date.

33.    MAXIMUM PAYMENTS

Except as otherwise provided by the Employer in its sole discretion, the severance pay and benefits available under the Plan are the maximum payments available by the Employer in the event of involuntary termination of employment. To the extent that a federal, state or local law, including the Worker Adjustment and Retraining Notification Act (“WARN”), requires the Employer to give advance notice or make a payment to an eligible employee because of involuntary termination of employment, layoff, plant closing, sale of business or other similar event (collectively, “WARN Event”), the amount of such required payment shall coordinate with and reduce the severance pay and benefits otherwise payable under the Plan. If, however, severance pay and benefits are totally offset by any payment required for a WARN Event, the Employer, in its sole discretion, may pay you $1,000.00 in severance pay as consideration of the Release provided you execute and do not later revoke the Release.

34.    CODE SECTION 409A COMPLIANCE

It is the Company’s intent that amounts paid under this Plan shall not constitute “deferred compensation” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, as either short-term deferrals under Treas. Reg. Section 1.409A-1(b)(4) or an involuntary separation pay plan under Treas. Reg. Section 1.409A-1(b)(9).

35.    RIGHTS UNDER ERISA

As an eligible employee under the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that eligible employees under the Plan will be entitled to:

(a)    Examine without charge at the Plan Administrator’s office (and at other specified locations) all Plan documents and copies of all documents filed by the Plan Administrator with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

(b)    Obtain copies of all Plan documents and other Plan information upon written requests to the Plan Administrator. The Plan Administrator may charge a reasonable fee for the copies.

(c)    In addition to creating rights for eligible employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan:

(d)    The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interests of eligible employees.

(e)    No one, including an Employer or any other person, may fire an eligible employee or otherwise discriminate against an eligible employee in any way to prevent him or her from obtaining a benefit or exercising his or her rights under ERISA.

(f)    If a claim for Plan benefits is denied, a written explanation of the reason for the denial must be provided. An eligible employee has the right to have the Plan Administrator review and reconsider his or her claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and you do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to one-hundred and ten dollars ($110) per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for pay or benefits from the Plan that is denied or ignored, you may file suit in a state or federal court. If it should happen that fiduciaries misuse the Plan’s assets, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for instance, if it finds your claim to be frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. You may also obtain certain publications regarding your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

36.    NONDUPLICATION

Notwithstanding anything to the contrary in the foregoing, you shall not be entitled to any benefits under this Plan if you are receiving benefits under the Under Armour Executive Change in Control Plan.

37.    REPAYMENT AS A RESULT OF CERTAIN IMPROPER CONDUCT

Certain compensation payable under this Plan may be subject to the Company’s right of recovery as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection

Act or any other “clawback” provision required by applicable law or the listing standards of the New York Stock Exchange, or as may be adopted by Company from time to time. By participating in this Plan, you acknowledge and agree that nothing in this Plan limits the Company’s right of recovery under such applicable provisions.

38.    GENERAL INFORMATION

(a) Name of Plan:                Under Armour, Inc. Executive Severance Program

(b) Plan Sponsor:                Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230

(c) Plan Sponsor’s
Identification Number:            52-1990078

(d) Plan Administrator:            Human Capital and Compensation Committee of
the Board of Directors of Under Armour, Inc.
Attn: Chief People & Administrative Officer
1020 Hull Street
Baltimore, MD 21230
667-400-2008

(e) Agent for Service:                Under Armour, Inc.
Attn: Vice President, Deputy General Counsel,
Litigation and Insurance
1020 Hull Street
Baltimore, MD 21230
410-454-6508

(f) Plan Year:                    Under Armour, Inc.’s Fiscal Year

Under Armour, Inc. hereby adopts this Plan, effective November 3, 2022, by execution of this document by Under Armour, Inc.’s duly authorized officer, this 3rd day of November, 2022.

UNDER ARMOUR, INC.

/s/ David Bergman
David Bergman
Chief Financial Officer

EXHIBIT A

LIST OF PARTICIPATING AFFILIATES

Under Armour, Inc.
Under Armour Retail, Inc.